       62     (Page 2 of 1994 Proxy Statement)

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the annual meeting, 11 directors are to be elected to hold office until the next annual election of directors and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote all shares they are empowered to vote for the election of as many as possible of the persons named in the following table, all of whom are now directors of the Company. In case any nominee named in the table withdraws or is otherwise unable to serve, which is not anticipated, the persons named in the proxy may vote for another person of their choice.

     Stockholders are entitled to cumulative voting rights in the election of directors. Each holder of Common Stock is entitled to one vote per share, and each holder of Cumulative Preferred Stock, 5% Series, is entitled to one-tenth of a vote per share. Each stockholder may cast as many votes as such stockholder's number of shares shall entitle him or her to vote in the election of directors multiplied by the number of directors to be elected, namely 11, and such stockholder may cast all of such votes for a single director or distribute them among all of the directors to be voted for, or any two or more of them. A stockholder wishing to exercise his or her cumulative voting rights should give instructions on the enclosed form of proxy as to how such stockholder's votes are to be cumulated.

     Unless a stockholder specifically exercises his or her cumulative voting rights, such stockholder's votes may be distributed among the nominees (other than those from whom the stockholder withholds his or her vote) by the persons named in the proxy to elect as many as possible of the nominees.
Such persons may vote cumulatively for such of the nominees (in some circumstances, less than all) as they in their discretion determine if in their judgment such action is necessary to elect as many of the nominees as possible.

     Information as of March 7, 1994 concerning the nominees is set forth below:

          NAME, AGE AND                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE             DIRECTOR OF THE
      POSITION WITH COMPANY                    DURING PAST FIVE YEARS; OTHER DIRECTORSHIPS              COMPANY SINCE
- ----------------------------------  -----------------------------------------------------------------  ---------------
WILLIAM O. ALBERTINI, 50            Vice President and Chief Financial Officer, Bell Atlantic                 1990
  (2) (3)                           Corporation, provider of telecommunications, since February,
                                    1991; Chairman, President and Chief Executive Officer from May,
                                    1989 until February, 1991, and Vice President-Operations and
                                    Planning from May, 1988 until May, 1989, Bell Atlantic
                                    Enterprises Corporation, provider of cellular communications, computer maintenance and financial services.

WILLIAM R. COBB, 60                 Retired since May, 1991; Regional Vice President from March, 1979         1993
  (1) (2) (4)                       to May, 1991, American Water Works Service Company, Inc., service subsidiary of the Company.

ELIZABETH H. GEMMILL, 48            Vice President and Secretary, Tasty Baking Company, since                 1983
  (1) (2) (3)                       February, 1988.

- ------------------
See footnotes on next page

       63     (Page 3 of 1993 Proxy Statement)

          NAME, AGE AND                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE              DIRECTOR OF THE
      POSITION WITH COMPANY                    DURING PAST FIVE YEARS; OTHER DIRECTORSHIPS              COMPANY SINCE
- ----------------------------------  -----------------------------------------------------------------   ---------------
HENRY G. HAGER, 59                  President, Insurance Federation of Pennsylvania, Inc. since               1986
  (2) (4)                           January, 1985; Partner, Stradley, Ronon, Stevens & Young,
                                    attorneys, since November, 1993; Senior Partner, Liebert, Short
                                    & Hirshland, attorneys, from January, 1982 to November, 1993.
                                    Director: Commonwealth Bank and Trust, N.A.

NELSON G. HARRIS, 67                Chairman of the Executive Committee since May, 1992 and President         1985
  Vice Chairman                     and Chief Executive Officer prior thereto, Tasty Baking Company.
  of the Board                      Director: CoreStates Financial Corp, Philadelphia Electric
  (1) (2) (4)                       Company, Tasty Baking Company, Phillips & Jacobs, Inc.

WILLIAM F. HYLAND, 70               Of Counsel, Riker, Danzig, Scherer, Hyland & Perretti, attorneys.         1984
  (3) (4)                           Director: First Fidelity Bancorporation.

GEORGE W. JOHNSTONE, 55             President and Chief Executive Officer of the Company since                1991
  President and Chief               January, 1992 and Vice President of the Company from May, 1987
  Executive Officer of              until January, 1992; President since May, 1991 and Senior Vice
  the Company                       President-Operating Services from February, 1984 until May, 1991,
  (1)                               American Water Works Service Company, Inc., service subsidiary of the Company.

MARILYN W. LEWIS, 50                President, KLS Educational Systems, Inc., specialized education           1982
  Chairman of the Board and         consultants, from March, 1987 until January, 1992; Public
  Chairman of the Executive         relations consultant and business advisor.  Director: Cigna
  Committee                         Corporation, South Jersey Industries, Inc.
  (1) (2) (3) (4)

NANCY W. WAINWRIGHT, 57             Vice President, United Propane, Inc., gas distributor.                    1984
  (2) (3)

PAUL W. WARE, 47                    Chairman since June, 1990, Vice Chairman from June, 1987 until            1990(dagger)
  (1) (2)                           June, 1990, President from June, 1989 until March, 1992 and
                                    Executive Vice President from June, 1988 until June, 1989, Penn
                                    Fuel Gas, Inc., gas distributor.  Director: York Water Company.

ROSS A. WEBBER, 59                  Chairperson of the Management Department and Professor of                 1986
  (3) (4)                           Management, The Wharton School, University of Pennsylvania;
                                    Private consultant, general management development.  Director:
                                    Heidemij, N.V.

- ------------------

   (dagger) Also Director of the Company from May, 1982 to May, 1986
   (1)      Member of Executive Committee
   (2)      Member of Audit Committee
   (3)      Member of Compensation and Management Development Committee
   (4)      Member of Nominating Committee

       64     (Page 4 of 1994 Proxy Statement)

     Marilyn W. Lewis and Paul W. Ware are the daughter and son of John H. Ware, 3rd and Marian S. Ware, who beneficially own more than 5% of the Company's Common Stock. William R. Cobb is the spouse of Rhoda W. Cobb, who was a director of the Company and beneficially owns more than 5% of the Company's Common Stock. Rhoda W. Cobb and Nancy W. Wainwright are sisters and are cousins of Marilyn W. Lewis and Paul W. Ware.

     Attendance at meetings of the Board and committees of the Board by incumbent directors averaged 95% during 1993. All nominees attended 83% or more of the meetings of the Board and committees on which he or she served. There were ten meetings of the Board of Directors and nine meetings of the Board's Executive Committee during 1993. The Board also has an Audit Committee, a Compensation and Management Development Committee and a Nominating Committee. The Audit Committee recommends to the Board the independent accountants to audit the books and accounts of the Company. The Audit Committee met with the Company's independent accountants and the Company's officers three times during 1993 to review the scope of the audit to be performed and to approve, subject to review by the Board of Directors, the fee to be paid for the audit and to review the results of the audit of the financial statements included in the Annual Report and the adequacy of internal accounting controls and accounting practices. The Compensation and Management Development Committee met five times during 1993 to evaluate and report to the Board concerning the Company's compensation practices and benefit programs and to evaluate and set, subject to the concurrence of the Board of Directors, the annual salary to be paid to the President and Chief Executive Officer. The Nominating Committee met three times during 1993.
The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders. Such suggestions must be in writing and delivered to the General Counsel and Secretary of the Company.

                          STOCK OWNERSHIP INFORMATION

     The following table sets forth information as of March 7, 1994 with respect to beneficial ownership of Common Stock of the Company by: (i) the nominees, (ii) the five most highly compensated executive officers and (iii) all nominees and executive officers of the Company as a group. If a nominee owns less than one percent of the Company's Common Stock, no percentage is shown under the heading "Percent of Class." Information for the table was obtained from the nominees and executive officers. For purposes of the table, a person is a "beneficial owner" of the Company's Common Stock if that person, directly or indirectly, has or shares with others (i) the power to vote or direct the voting of the Common Stock or (ii) investment power with respect to the Common Stock, which includes the power to dispose or direct the disposition of the Common Stock.

       65     (Page 5 of 1994 Proxy Statement)

                                                  AMOUNT AND NATURE
                                               OF BENEFICIAL OWNERSHIP
                                            ----------------------------
                                             SOLE VOTING   SHARED VOTING   SHARES OWNED
          NAME OF INDIVIDUAL OR             OR INVESTMENT  OR INVESTMENT   BY SPOUSE AND                PERCENT OF
        NUMBER OF PERSONS IN GROUP          POWER(dagger)      POWER*     MINOR CHILDREN*     TOTAL        CLASS
- ------------------------------------------  -------------  -------------  ---------------  -----------  -----------
William O. Albertini......................       1,691                                          1,691
William R. Cobb...........................       2,911                          5,270           8,181
Elizabeth H. Gemmill......................      16,141          90,000         15,600         121,741
Henry G. Hager............................       5,166                                          5,166
Nelson G. Harris..........................       2,011                                          2,011
William F. Hyland.........................       1,109                                          1,109
George W. Johnstone.......................       6,645                            481           7,126
Marilyn W. Lewis..........................      10,200         443,728                        453,928      1.45%
Nancy W. Wainwright.......................       3,462         805,808                        809,270      2.58%
Paul W. Ware..............................      10,200         443,728                        453,928      1.45%
Ross A. Webber............................         851                            300           1,151
J. James Barr.............................     357,520                                        357,520      1.14%
Edward W. Limbach.........................       6,590                                          6,590
W. Timothy Pohl...........................       1,510                                          1,510
Gerald C. Smith...........................       7,491                                          7,491
All nominees and executive officers
as a group (15 persons)...................     433,498       1,479,176         21,651       1,934,325      6.18%

- ------------------

 (dagger) Does not include shares of the Company's Common Stock to be credited during 1994 to the accounts of the executive officers pursuant to the Company's Employees' Stock Ownership Plan and Savings Plan for Employees.

    * Ware Foundation, a charitable trust of which Rhoda W. Cobb and Nancy W. Wainwright are trustees, owns 805,808 shares (2.57%) of the Common Stock of the Company. Oxford Foundation, Inc., a non-profit corporation of which Marilyn W. Lewis and Paul W. Ware are directors, owns 304,088 shares of the Common Stock of the Company. Warwick Foundation, a charitable foundation of which Elizabeth H. Gemmill is a trustee, owns 90,000 shares of the Common Stock of the Company. As the trustees or directors of these non-profit organizations have voting and investment power, the shares of the Company's Common Stock held by such non-profit organizations are shown opposite the name of each such trustee or director, but such shares are reported only once in the total for nominees and officers as a group. The nominees deny beneficial ownership of such shares. The nominees also deny beneficial ownership of shares owned by their spouses and minor children.

     None of the nominees has any material interest in any other stock of the Company or its subsidiaries.

       66     (Page 6 of 1994 Proxy Statement)

     Based upon information available to the Company, the following persons owned beneficially more than 5% of the Company's Common Stock as of March 7, 1994.

                                                            AMOUNT AND NATURE
                                                         OF BENEFICIAL OWNERSHIP
                                                      ----------------------------
                                                       SOLE VOTING   SHARED VOTING
                  NAME AND ADDRESS                    OR INVESTMENT  OR INVESTMENT  PERCENT OF
                OF BENEFICIAL OWNER                       POWER          POWER        CLASS
- ----------------------------------------------------  -------------  -------------  -----------
Rhoda W. Cobb.......................................        3,670      1,807,064        5.78%
212 Key Palm Road
Boca Raton, FL 33432

John H. Ware, 3rd and...............................    3,340,662         33,160       10.77%
his wife Marian S. Ware
550-A Bunker Hill Road
Strasburg, PA 17579

John H. Ware, 3rd...................................                      12,600
550-A Bunker Hill Road
Strasburg, PA 17579

Marian S. Ware......................................       39,000        304,088        1.10%
550-A Bunker Hill Road
Strasburg, PA 17579

Northern Trust Corporation..........................    2,897,550         74,990        9.49%
50 South LaSalle Street
Chicago, IL 60675

     Based upon filings with the Securities and Exchange Commission, as of March 7, 1994 there are no persons who own beneficially more than 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series.

            COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
                            ACT OF 1934, AS AMENDED

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes in ownership of the Company's stock with the Securities and Exchange Commission and the New York Stock Exchange and to provide copies of all such reports to the Company. Based solely on a review of the copies of such reports provided to the Company, the Company believes that during calendar year 1993 all Section 16(a) filing requirements applicable to its directors, officers and greater-than-ten-percent owners were complied with.

       67     (Page 7 of 1994 Proxy Statement)

                            MANAGEMENT REMUNERATION

     The following table sets forth the annual compensation paid to each of the Company's five most highly compensated executive officers for services to the Company and its subsidiaries in all capacities for each of the last three calendar years.

                                                                               SUMMARY COMPENSATION TABLE
                                                                                 ANNUAL
                                                                              COMPENSATION
                       NAME OF EXECUTIVE OFFICER                         ----------------------      ALL OTHER
                        AND PRINCIPAL POSITION                              YEAR      SALARY     COMPENSATION(dagger)
- -----------------------------------------------------------------------  ---------  -----------  -------------------
George W. Johnstone....................................................     1993      $377,500       $6,098
  President and Chief Executive Officer of the Company                      1992       351,667        5,556
                                                                            1991*        -0-           -0-

J. James Barr..........................................................     1993       245,833        6,098
  Vice President and Treasurer of the Company                               1992       233,750        5,396
                                                                            1991       215,833        4,975

Edward W. Limbach......................................................     1993       245,833        6,098
  Vice President of the Company                                             1992       233,750        5,365
                                                                            1991       214,583        4,879

Gerald C. Smith........................................................     1993       245,833        6,098
  Vice President of the Company                                             1992       233,750        5,192
                                                                            1991       207,500        4,630

W. Timothy Pohl........................................................     1993       139,667        3,524
  General Counsel and Secretary of the Company                              1992       126,667        2,770
                                                                            1991       110,833        2,450

- ------------------

(dagger) Value of the shares of the Company's Common Stock purchased with Company contributions and credited to the account of the named executive officer under the Employees' Stock Ownership Plan and Savings Plan for Employees.

   * Though Mr. Johnstone has been an employee of the Company or one of its subsidiaries for more than 27 years, only the compensation paid to him while serving as President and Chief Executive Officer is reported.

     The Company has maintained since 1976 an Employees' Stock Ownership Plan (the "ESOP") which has been amended from time to time, primarily to reflect changes in federal tax law. All employees of the Company and its subsidiaries who are not included in a bargaining unit and have more than one year of service with the Company may participate in the ESOP. During 1993, the Company established a Savings Plan for Employees. All employees of the Company and its subsidiaries who have completed six months of service may participate in the Savings Plan. As of March 7, 1994, the ESOP and Savings Plan together held 3.2% of the Company's Common Stock.

       68     (Page 8 of 1994 Proxy Statement)

                                  PENSION PLAN

     The following table shows the approximate annual retirement benefits which will be payable under the Company's Pension Plan, Supplemental Executive Retirement Plan and Supplemental Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

                                             YEARS OF SERVICE
FINAL AVERAGE  ----------------------------------------------------------------------------
REMUNERATION       15           20           25           30           35           40
- -------------  -----------  -----------  -----------  -----------  -----------  -----------
  $100,000          30,340       40,460       50,570       54,070       57,570       61,070
   150,000          46,840       62,460       78,070       83,320       88,570       93,820
   200,000          63,340       84,460      105,570      112,570      119,570      126,570
   250,000          79,840      106,460      133,070      141,820      150,570      159,320
   300,000          96,340      128,460      160,570      171,070      181,570      192,070
   350,000         112,840      150,460      188,070      200,320      212,570      224,820
   400,000         129,340      172,460      215,570      229,570      243,570      257,570
   450,000         145,840      194,460      243,070      258,820      274,570      290,320

     The Company and its subsidiaries have a defined benefit, non-contributory Pension Plan which covers substantially all employees, including the executive officers shown above. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered under the plan includes salaries, but not directors fees, paid to plan participants. Directors who are not also employees do not participate in the plan. Benefits under the plan are calculated as a percentage of average remuneration over the last five years of employment, which percentage depends on the employee's total number of years of service. Benefits are not subject to reduction for Social Security or other benefits, but are restricted under federal tax law to a maximum of $118,800 per year. As of March 7, 1994, Messrs. Johnstone, Barr, Limbach, Smith and Pohl have been credited with 27, 32, 29, 41 and 9 years of service, respectively, under the plan.

     In 1985, the Company established a Supplemental Executive Retirement Plan under which it has agreed to provide additional retirement benefits to certain employees of the Company and its subsidiaries, designated from time to time by the Board. Messrs. Johnstone, Barr, Limbach and Smith have been so designated. Benefits under the Supplemental Executive Retirement Plan are intended to (i) provide the additional retirement benefits that would be payable under the Company's Pension Plan if federal tax law did not restrict such benefits as described in the preceding paragraph, (ii) compute the benefits payable on the basis of average remuneration over the final three years of employment rather than the final five years and (iii) provide additional years of service to those covered employees hired in mid-career.

     In 1989, recognizing that the federal tax law restrictions on benefits payable under the Pension Plan had begun to affect employees who were not eligible for the Supplemental Executive Retirement Plan, the Company adopted the Supplemental Retirement Plan (the "SRP"). The SRP is designed to provide benefits to employees above certain salary grades, or otherwise designated by the Board of Directors, equal to those that would be provided under the Pension Plan's benefit formula if it were unaffected by the federal tax law restrictions on benefits. Benefits payable under the SRP are reduced by any benefit payable to the same individual under the Supplemental Executive Retirement Plan.

       69     (Page 9 of 1994 Proxy Statement)

                   REPORT OF THE COMPENSATION AND MANAGEMENT
                DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors (the "Committee") is comprised entirely of the following independent non-employee directors: William O. Albertini, Elizabeth H. Gemmill, William F. Hyland, Marilyn W. Lewis, Nancy W. Wainwright and Ross A. Webber. The Committee establishes, subject to the concurrence of the Board of Directors, the Company's compensation policy and objective and is responsible for administering the compensation program for the Company's executive officers.

     The Committee endeavors to ensure that compensation and benefits are at levels which enable the Company to attract and retain the high-quality employees it needs. Consistent with this objective, it is the policy of the Committee that the total compensation paid to executive officers should be competitive with the remuneration received by those in positions of similar responsibilities in other utilities of comparable size. To this end, an independent compensation expert is retained to assist the Committee by periodically studying the Company's compensation program for officers, reporting its findings and making recommendations consistent with the compensation policy. The Committee then establishes the appropriate salary range or band for each officer position based on the findings of the independent compensation expert.

     The President and Chief Executive Officer, with the concurrence of the Committee, annually sets the salary within the designated salary band for each executive officer other than himself based on his personal assessment of the performance of each such officer.

     The Committee, with the concurrence of the Board of Directors, sets a salary within the designated salary band which is appropriate for the President and Chief Executive Officer. The salary is reviewed annually, and an adjustment within the designated salary band is made on the basis of merit. This evaluation of merit involves an analysis of (i) the Company's financial performance within the limitations imposed by state utility regulators and fluctuating and varying weather conditions and (ii) the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water service industry and in expanding the Company's water service operations consistent with the Company's commitment to quality water service to customers of its utility subsidiaries.

     Inasmuch as water service operations are the Company's principal business, evaluating the Company's financial performance requires an understanding of (i) the prevailing regulatory practice in each of the states in which the Company's utility subsidiaries operate and (ii) the effect varying weather conditions have on revenues and expenses. Consequently, the Committee has not adopted a formula relationship between changes in the Company's financial performance and changes in the level of salary compensation for the President and Chief Executive Officer. Similarly, because of the varied subjective considerations involved, the Committee does not evaluate on a formula basis the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water service industry or in expanding the Company's water service operations.

     The salary being paid to George W. Johnstone, the Company's President and Chief Executive Officer, was reviewed at the April, 1993 meeting of the Committee, the meeting during each calendar year at which the compensation paid to executive officers and others is evaluated. Based on the

       70     (Page 10 of 1994 Proxy Statement)

analysis described above, Mr. Johnstone's annual salary was increased to $390,000, effective June 1, 1993.

     The independent compensation expert has analyzed various published and unpublished compensation surveys of utility companies by industry (i.e., electric, gas and water) and has found that the salary bands established by the Committee are competitive, but that the total compensation of the Company's executives, which is defined by the independent compensation expert to include incentives in addition to salary, is significantly lower than the median of total compensation paid to executives of companies reported in the surveys. At present, the Company does not have an incentive program for its executives. However, the Committee is recommending the adoption of the Long-Term Performance-Based Incentive Plan described in this Proxy Statement to supplement the salaries paid to the Company's executives.

                AS SUBMITTED BY THE MEMBERS OF THE COMPENSATION
                     AND MANAGEMENT DEVELOPMENT COMMITTEE:

                William O. Albertini          Marilyn W. Lewis
                Elizabeth H. Gemmill          Nancy W. Wainwright
                William F. Hyland             Ross A. Webber

Dated: February 4, 1994

                             DIRECTOR REMUNERATION

     The amounts paid to directors who are not employees of the Company or one of its subsidiaries for their services as such and for their participation on committees of the Board are as follows: (i) each director receives a retainer of $15,500 per year plus a fee of $1,200 for each Board meeting attended, (ii) each member of the Executive Committee receives an additional retainer of $13,000 per year plus a fee of $1,000 for each Executive Committee meeting attended and (iii) the Chairmen of the Audit Committee, Compensation and Management Development Committee and Nominating Committee each receive an additional retainer of $1,500 per year, and each member of such committees receives a fee of $1,000 for each meeting attended. The Chairman of the Board and Executive Committee and Vice Chairman of the Board receive additional annual retainers of $85,000 and $20,000, respectively. Directors who are employees of the Company or one of its subsidiaries do not receive retainers or attendance fees. A retiring director receives, as a retirement benefit, an annual amount equal to the retainer for service as a director in effect at the time of retirement. Such payment continues for a period equal to the lesser of (i) the life of such director or (ii) the period such director served as a member of the Board, exclusive of any period when such director was also a salaried employee of the Company or any of its subsidiaries.

       71     (Page 11 of 1994 Proxy Statement)

                               PERFORMANCE GRAPH

     The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company's Common Stock ("American"), (ii) the Standard & Poor's 500 Stock Index and (iii) the Dow Jones Water Utilities Index.

     The year-end values of each investment are based on share price appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percent, can be calculated from the year-end investment values shown beneath the graph.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                  VALUE OF $100 INVESTED ON DECEMBER 31, 1988

                          [ INSERT PERFORMANCE GRAPH ]

                       Dec-88       Dec-89       Dec-90       Dec-91       Dec-92       Dec-93
American                100          110          102          176          189          215
S&P 500                 100          132          128          166          179          197
DJ Water
  Utils                 100          105           93          142          153          172